UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 25, 2016

Sophiris Bio Inc.

(Exact name of registrant as specified in its charter)

British Columbia	001-36054	98-1008712
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1258 Prospect Street, La Jolla, California		92037
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 858-777-1760

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2016 Executive Officer Base Salary

On May 25, 2016, the Board of Directors of Sophiris Bio Inc. (“our”) based on the recommendation of the Compensation Committee of the Board of Directors, approved 2016 annual base salaries for our named executive officers. The 2016 base salaries are effective as of January 1, 2016. The following table sets forth the 2016 annual base salaries for our named executive officers:

Name	Title	2016 Annual Base Salary
Randall E. Woods	President and Chief Executive Officer	$478,344
Allison Hulme, Ph.D.	Chief Operating Officer and Head of Research and Development	$371,421
Peter T. Slover	Chief Financial Officer	$322,354

2015 Performance-Based Bonus

On May 25, 2016, our Board of Directors, based on the recommendation of the Compensation Committee, approved performance-based cash bonus payments based on the assessment of the achievement of corporate and individual goals for 2015 which were previously approved by our Board of Directors. The annual performance based-bonus each named executive officer is eligible to receive is based on the individual’s target bonus, as a percentage of salary. There is no minimum or maximum bonus established for the named executive officers and, as a result, the performance-based bonus amounts may vary from year-to-year based on corporate and individual performance. The Board of Directors may award a bonus in an amount above or below the target bonus, based on factors that the Board determines, with input from the Compensation Committee, are material to our corporate performance and provide appropriate incentives to our executives. The 2015 performance-based cash bonus payments were approved at 45% of the respective target bonus for each of our named executive officers as follows:

Name	Title	2015 Performance- Based Bonus
Randall E. Woods	President and Chief Executive Officer	$104,493
Allison Hulme, Ph.D.	Chief Operating Officer and Head of Research and Development	$81,136
Peter T. Slover	Chief Financial Officer	$70,417

Executive Officer Equity Grants

On May 25, 2016, our Board of Directors, based on the recommendation of the Compensation Committee, granted to the Company’s named executive officers options to purchase common shares of the Company, as follows:

Name	Title	Number of Shares
Randall E. Woods	President & Chief Executive Officer	103,467
Allison Hulme, Ph.D.	Chief Operating Officer & Head of Research and Development	103,467
Peter T. Slover	Chief Financial Officer	103,467

For each option granted in the table above, the shares shall vest as follows: 1/3rd shall vest on the one-year anniversary of the date of grant and 1/36th shall vest monthly thereafter, subject to the individual’s continued service through each such date. The option grant date for each option was May 27, 2016 and the exercise price per share is $0.99.

The options granted will be subject to the terms and conditions of the Company’s Amended and Restated 2011 Stock Option Plan (the “Plan”). The foregoing does not purport to be complete and is qualified by reference to the Plan, which we have previously filed with the U.S. Securities and Exchange Commission.

Retention Payments

On May 25, 2016, our Board of Directors, based on the recommendation of the Compensation Committee, adopted a retention plan that would enable the Company’s named executive officers to receive cash retention payments equal to 55% of their 2015 target bonus if they remain employees of the Company on the earlier of December 31, 2016 or the closing of a change of control transaction for the Company.

Board of Director Option Grants

In accordance with the Company’s Non-Employee Director Compensation Program, on May 27, 2016, the date of our 2016 Annual General Meeting of Shareholders, each continuing non-employee director was granted an annual option to purchase 8,250 shares of the Company’s common stock, which shares shall vest at the rate of 1/12th per month, at the end of each month following the date of grant, subject to the individual’s continued service. The exercise price per share is $0.99.

Item 5.07   Submission of Matters to a Vote of Security Holders.

The 2016 Annual General Meeting of Shareholders (the “Annual Meeting”) of Sophiris Bio Inc. (the “Company”) was held on May 27, 2016. As of April 18, 2016, the record date for the Annual Meeting, 17,244,736 shares of common stock were issued and outstanding and entitled to vote at the Annual Meeting. A summary of the matters voted upon by shareholders at the Annual Meeting is set forth below.

Proposal 1. Election of Directors

The Company’s shareholders elected the five persons listed below as directors, each to serve until the Company’s 2017 Annual Meeting of Shareholders and until their successors are duly elected and qualified. The final voting results are as follows:

	Votes For	Votes Withheld	Broker Non-Votes
Lars Ekman, Ph.D., M.D.	3,363,378	1,065,135	7,151,411
John (Jack) Geltosky, Ph.D.	4,001,941	426,572	7,151,411
Jim Heppell	3,200,205	1,228,308	7,151,411
Gerald T. Proehl	4,001,787	426,726	7,151,411
Randall E. Woods	3,357,419	1,071,094	7,151,411

Proposal 2. Appointment of Independent Registered Public Accounting Firm

The Company’s shareholders appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016. The final voting results are as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
11,130,473	-	449,451	-

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sophiris Bio Inc.

June 1, 2016	By:	/s/ Peter Slover

Name: Peter Slover
Title: Chief Financial Officer